Exhibit 10.19

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

Tina Fiumenero		Jeffrey S. Hatfield
Chief Executive Officer

December 19, 2005

Dear Tina,

On behalf of Vitae Pharmaceuticals, Inc. (the “Company”) and the Board of Directors, we are pleased to offer you the position of Senior Vice President, Finance. The terms of your employment shall be as follows:

1.             Position: You shall serve as an exempt regular full time employee as the senior financial executive for the Company, reporting to the Chief Executive Officer, Jeffrey Hatfield.

2.             Effective Date: The effective date of your full-time employment shall be Tuesday, January 24, 2006..

3.             Salary; Bonus: Your base salary will initially be $217,000 per annum (“Base Salary”). Your Base Salary will be paid periodically in accordance with the Company’s standard payroll procedures. In addition, you will receive no less frequently than annually, a salary review. You will also be eligible for an annual bonus opportunity. Your Target Bonus will be 30% of your Base Salary. Your actual payment may be higher or lower and will be calculated in accordance with your performance and the company’s performance versus objectives. Your payment will be payable in cash, stock or a combination of both. As mentioned, any such Base Salary change and/or Target Bonus (including the composition of such bonus), will be determined by the Board of Directors (the “Board”) based upon performance of you and your group, The Company’s performance and other factors. The determinations of the Board with respect to the Target Bonus, bonus composition and any Base Salary review shall be final and binding. You must be an active employee on March 15 of the year following the performance year to receive the bonus payment.

4.             Benefits: You and, where applicable, your dependents will be eligible for the Company’s standard 401(k), vacation, holiday, sick leave, medical, dental, life insurance and disability benefits, as in effect from time to time. You will be entitled to three weeks vacation, which will be earned at a rate of 1.25 days per month of full-time employment. Also, standard paid holidays, plus 2 employee floating holidays and 2 employee personal days per year will be observed.

5.             Equity Participation; Vesting: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,150,000 shares of Common Stock of the Company at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under the Company’s 2001 Stock Plan and the applicable stock option agreement. The option will be exercisable only for vested shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

After 18 months, you will be eligible for additional stock option grants in accordance with Vitae’s Stock Incentive Plan and at the discretion of the Board of Directors. These stock option grants are distributed to employees based on their contributions to the company’s goal attainment and on the employee’s strategic value and potential. These grants follow the same vesting paradigm as others described herein.

6.             Termination Benefits: If the Company terminates your employment for any reason other than Cause or Permanent Disability or in the event you terminate your employment for Good Reason (as defined below), then the Company shall continue to pay your Base Salary for a period of three (3) months following the termination of your employment. Such Base Salary shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures. Any other provision of this offer letter notwithstanding, this paragraph 6 shall not apply unless you (i) have executed a general release of all claims (in a form prescribed by the Company) and (ii) have returned all property of the Company in your possession.

For purposes of this offer letter, “Cause” shall mean:

(i)            Your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)           Your material breach of any agreement between you and the Company;

(iii)          Your material failure to comply with the Company’s written policies or rules;

(iv)          Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(v)           Your gross negligence or willful misconduct; or

(vi)          Your continued failure to perform assigned duties after receiving written notification of such failure from the Chief Executive Officer of the Company or the Board,

For purposes of this offer letter:

“Permanent Disability” shall mean your inability to perform the essential functions of your position as described herein, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Good Reason” shall mean (A) a change in the your position with the Company (or a parent or subsidiary of the Company employing you) that materially reduces your level of authority or responsibility, including without limitation a change in your reporting obligations, by requiring you to report to someone other than the Chief Executive Officer of the Company (provided that, in the event a Change of Control occurs, a change in your reporting relationship with the Chief Executive Officer of the Company (or its successor entity) pursuant to such Change in Control shall not be deemed Good Reason hereunder), (B) a reduction in your base salary or receipt of notice that your principal workplace will be relocated more than 50 miles, (C) your option, described in paragraph 5 above, is not approved by the Board at its first regular meeting following the effective date of this letter agreement or (D) a material failure by the Company to comply with its obligations to you under this letter agreement within 30 days of receipt of written notice of such failure.

7.             Substance Abuse Program: The Company requires you as a job applicant to satisfactorily pass a drug-screening test. The offer of employment is contingent based on the final results of your drug test. All job applicants must understand that current illegal use of drugs or abuse of alcohol would prohibit this offer from becoming effective. In order to satisfy the conditions of this offer, as part of your application for a position with the Company, you must agree to submit to urinalysis or other tests to be conducted by Quest Diagnostics Lab, as are required by the Company for the purposes of determining any illegal drug or alcohol use. Such test results will be reviewed by the Company or an authorized medical review officer for compliance with the Company’s drug and alcohol policy.

8.             Background Check: You understand and agree that this offer of employment is contingent upon you successfully passing (to the Company’s satisfaction) a background check, and you agree to fully and timely cooperate with the Company to complete the background check process.

9.             Withholding Taxes: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10.          At-Will Employment: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause. The Company acknowledges that any such termination may result in benefits to you pursuant to Paragraph 6. Any contrary representations that may have been made to you are superseded by this offer. Nothing in this offer is to be construed as creating any right to employment for any specified period of time. This is the full and complete agreement between you and the Company on this term. Notwithstanding anything to the contrary in this letter agreement, the “at will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

11.          Proprietary Information; No Conflicts: You agree to execute the Company’s standard form of Proprietary Information and Assignment of Inventions Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.

12.          Entire Agreement: This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

13.          Governing Law: The terms of this letter agreement and the resolution of any disputes will be governed by Pennsylvania law (without reference to its conflicts of laws provisions).

Vitae’s founding team and employees are very enthusiastic about your commitment to joining the Company. We believe together with your leadership we can build a very successful biotechnology company that develops leading drugs to treat human disease.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and the enclosed Proprietary Information and Assignment of Inventions Agreement. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

VITAE PHARMACEUTICALS, INC.

/s/ Jeffrey S. Hatfield
Jeffrey S. Hatfield
Chief Executive Officer

I Have Read And-Accept This Employment Offer:

/s/ Tina Fiumenero

Signature of	Tina Fiumenero

Dated:	January 24, 2006